Exhibit 99.1

To Our Stockholders,

I am pleased to report that our earnings for the quarter ended September 30, 2007 were $1.6 million, resulting in diluted earnings per share for common shareholders of $0.29.  Earnings and earnings per share results for the second quarter of 2007 were $1.3 million and $0.23, respectively.  For the same quarter one year ago, we reported earnings of $520 thousand, and earnings per share of $0.11.

Through the first nine months of 2007, our total assets increased at an annualized rate of nearly 15%, or $143 million, to $1.41 billion from $1.27 billion at December 31, 2006.  During this same period, net loans/leases increased at an annualized rate of more than 12%, or $91 million, to $1.04 billion from $950 million at December 31, 2006.  Total deposits increased during the nine month period by $20 million to $895 million at September 30, 2007 when compared to $875 million at December 31, 2006.  Stockholders’ equity increased to $75.8 million at September 30, 2007 as compared to $70.9 million at December 31, 2006.

Quarter-to-quarter net interest income increased by $498 thousand, or nearly 6%, as net interest margin improved for the third consecutive quarter to 3.00%, which represents a 6 basis point improvement from the prior quarter.

In addition, noninterest income increased $259 thousand, or 7%, from the prior quarter.  As previously announced in July 2007, we sold our 20% interest in Nobel Electronic Transfer, LLC which resulted in a net gain of approximately $430 thousand.  Partially offsetting this one-time gain were reductions in gains on sales of loans and other miscellaneous noninterest income.

A portion of the improved revenue results was offset by increases in the provision for loan losses of $212 thousand and in noninterest expenses of $287 thousand.  The quarter-to-quarter increase in provision for loan losses was primarily the result of a charge-off on a lease receivable at M2 Lease Funds, LLC.  The 3% increase in noninterest expenses from quarter-to-quarter was primarily due to increases in salaries and employee benefits.

We are pleased with our continued progress on improving the Company’s net interest margin, a third consecutive quarter of increased net income, and significantly improved earnings from one year ago. Additionally, we continue to see solid loan and lease growth in our Cedar Rapids, Rockford and Milwaukee markets.  Our ability to grow loans and leases through the third quarter of this year at an annualized rate of 12% was a very positive result as we have been focusing on improved loan yields during the first nine months of 2007.

Third quarter results of our primary subsidiaries were as follows:

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Quad City Bank & Trust, the Company’s first subsidiary bank, had total consolidated assets of $861 million at September 30, 2007, which was an increase of  $34 million from $827 million at December 31, 2006.  At September 30, 2007, Quad City Bank & Trust had net loans/leases of $629 million, which was nearly consistent with the December 31, 2006 level, while deposits declined $40 million to $507 million.  The bank realized year-to-date earnings of $6.2 million for an improvement of $1.4 million, or 29%, from one year ago.

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Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $368 million at September 30, 2007, which was an increase of $25 million from December 31, 2006.  At the end of the third quarter of 2007, Cedar Rapids Bank & Trust had net loans of $273 million for an increase of $31 million from the end of 2006, while deposits of $252 million reflected an increase of $9 million since year-end.  The bank realized year-to-date earnings of $1.8 million for an improvement of $606 thousand, or 52%, from one year ago.

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Rockford Bank & Trust, which opened in 2005, had total assets of $139 million at September 30, 2007, which was an increase of $48 million, or 53%, in Rockford market assets from December 31, 2006.  At the end of the third quarter of 2007, Rockford Bank & Trust had net loans of $109 million and deposits of $106 million, which represented increases from December 31, 2006 of 59% and 54%, respectively.  After-tax net losses for Rockford Bank & Trust for the third quarter of 2007 were $259 thousand, which was a reduction of $10 thousand from the losses of $269 thousand for the second quarter of 2007.  At September 30, 2007, year-to-date losses were $767 thousand for an improvement of $580 thousand, or 43%, from one year ago.

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First Wisconsin Bank & Trust, which began operations in 2006 as a branch of Rockford Bank & Trust, had total assets of $48 million at September 30, 2007, which was an increase of $31 million in Milwaukee market assets from December 31, 2006.  At the end of the third quarter of 2007, First Wisconsin Bank & Trust had net loans of $33 million or an increase of 104% in the Milwaukee market from the end of 2006 and deposits of $31 million or an increase of 87% in the Milwaukee market since year-end.  After-tax net losses for First Wisconsin Bank & Trust for the third quarter of 2007 were $229 thousand, which was a decrease of $74 thousand from the losses of $303 thousand for the second quarter of 2007.

 Net income for the first nine months of 2007 improved $1.6 million over the same period one year ago. More significantly, net interest income increased by $4.4 million, or 20%, and noninterest income increased by more than $1.4 million, or 16%, from a year ago.  We continue to see steady improvement in our net interest margin and have been successful in achieving improved margins while maintaining solid double-digit growth in loans and leases.  In addition, we have experienced significant increases in fee income from deposit services, trust accounts and investment advisory and management services.  Our talented bankers continue to build exceptional customer relationships in each of our geographic markets.

Nonperforming assets at September 30, 2007 were $10.4 million, an increase from $7.4 million at June 30, 2007 and now represent 0.74% of total assets.  The majority of the increase in NPA’s for the quarter was due to a single relationship that is still on full interest accrual but is more than 90-days past due.  The customer has brought the interest current on these borrowings but we have not renewed the notes while closely monitoring the credit.  We believe that the borrowings are well collateralized and as a result we have not provided significant reserves for this relationship.  We made an increase in the provision for loan and lease losses in the third quarter as compared to the second quarter provision expense due primarily to the charge off of a lease at M2 Lease Funds.  Maintaining credit quality remains a strong focus and management regularly monitors our loan/lease portfolio and the level of allowance for loan/lease losses.  Our allowance for loan/lease losses to total loans/leases was 1.13% at September 30, 2007, which was down slightly from 1.15% at June 30, 2007.

Our goal for 2008 will be continued earnings improvement with a strong focus on growing our core deposit base.

Specifically, we will be intent on the following:

•	Continued earnings improvement at QCBT
•	Continued growth in assets and earnings at CRBT and at M2 Lease Funds
•	Consistent monthly profitability at RB&T
•	Reductions in our monthly start-up losses, coupled with percentage gains in market share at FWBT

The markets came to expect a Federal Reserve rate decrease, and it happened. The markets have expected a slowing domestic economy due to housing concerns, and it is occurring. Profit expectations for 2007 remain tenuous, leading many to be suspicious of analysts’ projections for second-half strength, yet the prospect for growth remains. And 2008? Few forecast outright recession, but some expect that as the economy continues to grow slowly, aggregate corporate profits will stall due to slowing sales and rising costs. On the other hand, the solid recovery of equity markets following the summer’s indigestion suggests that participants are beginning to see the potential for a positive outcome next year.

Our current outlook is not appreciably different than our last investment outlook, even with the events of the summer. We expect fitful economic growth—coupled with reasonable interest rates and ongoing corporate profitability—to produce decent investment results. Though we cannot rule out near-term market declines, we feel it is unlikely that fundamentals will deteriorate materially. Broader economic data supports equity market valuations in the long-run range of normal, and rising profits and cash-back programs (dividend increases, takeovers, and share buybacks) should let equity investors look forward to positive returns. Interest rates are also in the range of normal, and we believe the Fed wishes to retain present short-term levels until data definitively demands a change.

We truly appreciate your continued support.